Exhibit 99.1


                                 [LOGO OMITTED]



                              FOR IMMEDIATE RELEASE
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World Wrestling Entertainment, Inc. To Close Restaurant

STAMFORD, CONN., Feb. 25, 2003 - World Wrestling Entertainment, Inc. announced that effective today, it will close its restaurant located in New York City.

"We have ceased the restaurant operation as of today, but we will continue to operate the retail store until April 27, 2003," said Linda E. McMahon, Chief Executive Officer. "We will seek to sublease the facility and will work closely with the landlord's organization in this effort."

"We are reallocating resources to the continued growth of our global business, rather than focusing on a single site-specific and local project," said Linda McMahon, WWE's CEO. " We will build shareholder value by continuing to create WWE branded products and programming which we can distribute on a worldwide basis."

WWE issued its third fiscal quarter earnings release today and will host a conference call Wednesday, February 26, 2003, at 11:00 a.m. ET.

Mrs. McMahon lauded the effort of the restaurant's current management and employees. "We would like to personally thank each and every employee at the restaurant and at WWE for their hard work, commitment and passion for the business."

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.


Media Contact:      Gary Davis, 203-353-5066

Investor Contact:   Tom Gibbons, 203-328-2576


Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, food and
beverage,   entertainment,   professional  sports,

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and  licensed  merchandise;  acceptance  of  the  Company's  brands,  media  and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.


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